Exhibit 3.1

AMENDED AND RESTATED
BYLAWS

OF

DAYBREAK OIL AND GAS, INC.

ARTICLE I

NAME, SEAL AND OFFICES

Section 1.  Name.  The name of the Corporation is DAYBREAK OIL AND GAS, INC.

Section 2.  Seal.  The seal of the Corporation shall be in such form as the Board of Directors shall from time to time prescribe.

Section 3.  Offices.  The principal office and place of business of the Corporation shall be located at either the principal place of business of the Corporation in the State of Washington or the office of the corporation or individual acting as the Corporation’s registered agent in Washington.  The Corporation may also have offices at such other places within or without the State of Washington as the Board of Directors may from time to time establish.

ARTICLE II

SHAREHOLDERS

Section 1.  Annual Meetings of Shareholders.  The annual meeting of the shareholders of the Corporation for the election of directors and for such other business as may properly be brought before the meeting shall be held each year on the date and at the time as determined by the Board of Directors.

Section 2.  Special Meetings of Shareholders.  Except as otherwise provided by law, special meetings of shareholders of the Corporation shall be held whenever called by the Board of Directors.

Section 3.  Adjourned Meetings.  A majority of the shares represented at a meeting of shareholders, even if less than a quorum, may adjourn the meeting from time to time. At such reconvened meeting at which a quorum is present any business may be transacted at the meeting as originally notified. If a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if a new date, time, or place is announced at the meeting before adjournment; however, if a new record date for the adjourned meeting is or must be fixed in accordance with the Title 23B of the Revised Code of Washington (the “Washington Business Corporation Act”), notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Section 4.  Notice of Meetings.  Notice of each shareholders’ meeting stating the date, time, and place and, in case of a special meeting, the purpose(s) for which such meeting is called, shall be given by the Corporation not less than ten (10) (unless a greater period of notice is required by law in a particular case) nor more than sixty (60) days prior to the date of the meeting, to each shareholder of record entitled to vote at such meeting unless required by law to send notice to all shareholders (regardless of whether or not such shareholders are entitled to vote), which notice may be given in any manner and by any means permitted under the Washington Business Corporation Act.

Section 5.  Waiver of Notice.  A shareholder may waive any notice required to be given by these Bylaws, the Articles of Incorporation of the Corporation, or any of the corporate laws of the State of Washington, before or after the meeting that is the subject of such notice.  A valid waiver is created by any of the following three methods: (a) by transmission of a record in a form permitted by the Washington Business Corporation Act; (b) by attendance at the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; or (c) by failure to object at the time of presentation of a matter not within the purpose or purposes described in the meeting notice.

Section 6.  Action Without Formal Meeting.  Any action which may be taken at a meeting of the shareholders may be taken without a meeting by unanimous consent if one or more written consents setting forth the action so taken shall be signed by all shareholders entitled to vote with respect to the matter.

Section 7.  Voting.  Every shareholder shall have the right at every shareholder meeting to one vote for every share of stock standing in his or her name on the books of the Corporation on the record date fixed as hereinafter provided, or, if no such date has been fixed, ten (10) days prior to the time of the meeting, and in voting for directors, but not otherwise, he may cumulate his votes in the manner and to the extent permitted by the laws of the State of Washington.

The Board of Directors may fix a time not less than ten (10) nor more than seventy (70) days prior to the date of any meeting of the shareholders as the record date as of which shareholders entitled to notice of and to vote at such meeting will be determined.  At each meeting of the shareholders a full, true and complete list, in alphabetical order, of all the shareholders entitled to vote at such meeting, and indicating the number of shares held by each, certified by the Secretary or Transfer Agent, shall be furnished, which list shall be open to the inspection of the shareholders.

Shareholders may vote at all meetings either in person or by proxy.  A shareholder or the shareholder’s duly authorized agent or attorney-in-fact may appoint a proxy by (a) executing a proxy in writing or (b) transmitting or authorizing the transmission of an electronic proxy in any manner permitted by law.  Such proxy shall be filed with the Secretary of the Corporation at least twenty-four (24) hours prior to the meeting.

Section 8.  Quorum.  Except as otherwise provided in the Articles of Incorporation or the Washington Business Corporation Act, at any meeting of the shareholders, the presence, in person or by proxy, of the holders of a majority of the voting power of all shareholders shall constitute a quorum.

The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.  If a shareholders’ meeting cannot be organized because a quorum has not attended, those shareholders present may adjourn the meeting to such time and place as they may determine, but in case of any meeting called for the Election of Directors, those who attend the second of such adjourned meetings, although less than a majority of the voting power of all shareholders, shall nevertheless, constitute a quorum for the purpose of electing directors.

Section 9.  Place of Meetings.  Meetings of the shareholders shall be held at either the principal office of the Corporation or at such other place within or without the state of Washington as the person or persons calling the meeting may designate.

Section 10.  Director Nomination Procedures.  Nominations for election to the Board of Directors must be made by the Board of Directors or by a committee appointed by the Board of Directors for such purpose or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Nominations by shareholders must be preceded by notification in writing received by the Secretary of the Corporation (a) with respect to an election to be held at an annual meeting of the shareholders, not fewer than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the prior year's annual meeting of shareholders; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made, and (b) with respect to an election to be held at a special meeting of the shareholders for the election of directors, the close of business on the seventh (7th) business day following the date on which notice of such meeting is first given to shareholders. Such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:

(A)           the name, age, residence, personal address and business address of each proposed nominee and of each such person;

(B)           the principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person;

(C)           the amount of capital stock of the Corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person;

(D)           a description of any arrangement or understanding of each proposed nominee and of each such person with each other or any other person regarding future employment or any future transaction to which the Corporation will or may be a party; and

(E)           any other information concerning the nominee that must be disclosed regarding nominees in proxy solicitations pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules under such section.

The presiding officer of the meeting shall have the authority to determine and declare to the meeting that a nomination not preceded by notification made in accordance with the foregoing procedure shall be disregarded. Notwithstanding the foregoing provisions, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 10. The procedures set forth in this Section 10 for nomination for the election of directors by shareholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the discretion of the Board of Directors or any committee thereof.

Section 11.  Proposal Procedures.  At any meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before the meeting, business must be (a) specified in the Corporation's notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Corporation who is a shareholder of record at the time of giving of the notice provided for in this Section, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section.

For business to be properly brought before any meeting by a shareholder pursuant to clause (c) above of this Section, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to an annual meeting of the shareholders, not fewer than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the prior year's annual meeting of shareholders; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting of shareholders and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such annual meeting or (y) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made, and (ii) with respect to an election to be held at a special meeting of the shareholders for the election of Directors, the close of business on the seventh (7th) business day following the date on which notice of such meeting is first given to shareholders. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation's books, of the shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made and (d) any material interest of such shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 11. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 11, and if such person should so determine, such person shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 11, a shareholder desiring to include a proposal in the Corporation's proxy statement must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 11.

ARTICLE III

DIRECTORS

Section 1.  General Powers, Number and Elections.  The business and affairs of the Corporation shall be managed by a Board of Directors of not less than three (3) directors nor more than nine (9) directors.  Subject to the Articles of Incorporation and applicable law, the number of directors may at any time be increased or decreased by the Board of Directors at any regular or special meeting.  The Board of Directors in its discretion may elect a Chair from amongst its members to serve as Chair of the Board of Directors, who, when present shall preside at all meetings of the Board of Directors, and who shall have such other powers as the Board of Directors may determine.

The directors shall be elected by the shareholders at each annual shareholders’ meeting to hold office until the next annual meeting of the shareholders and until their respective successors are elected and qualified.  If, for any reason, the directors shall not have been elected at any annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by these Bylaws.

Section 2.  Annual and other Regular Meetings.  Regular meetings of the Board of Directors shall be held at such places, and at such times as the Board of Directors by vote may determine.  In each year, the regular meeting on the day of the Annual Meeting of Shareholders shall be known as the Annual Meeting of the Board of Directors.

Section 3.  Special Meetings.  Special meetings of the Board of Directors may be called by the President or any Vice President or by any two (2) or more members of the Board of Directors, notice thereof being given to each director by the officer calling or by the officer directed to call the meeting.  Notice of special meetings of the Board of Directors, stating the date, time, and place thereof, shall be given at least two (2) days prior to the date of the meeting.  The purpose of the meeting need not be given in the notice.  Notice may be given (a) in writing and sent by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, (b) by means of facsimile, email or other form of electronic transmission, or (c) by oral notice given personally or by telephone.

Section 4.  Waiver of Notice.  A director may waive notice of a special meeting of the Board of Directors either before of after the meeting, and such waiver shall be deemed to be the equivalent of giving notice.  The waiver must be delivered to the Corporation for inclusion in its corporate records in any manner and by any means permitted under the Washington Business Corporation Act.  Attendance of a director at a meeting shall constitute waiver of notice of that meeting unless said director attends for the express purpose of objecting to the transaction of business because the meeting has not been lawfully called or convened.

Section 5.  Quorum of Directors/Adjournment.  At all meetings of the Board of Directors, a majority of the Directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the acts of a majority of the Directors present at any meeting at which a quorum is present shall be the acts of the Board of Directors, except as may be otherwise specifically provided for by the Articles of Incorporation or by these Bylaws.

A majority of the directors present, even if less than a quorum, may adjourn a meeting and continue it to a later time.  Notice of the adjourned meeting or of the business to be transacted thereat, other than by announcement, shall not be necessary.  At any adjourned meeting at which a quorum is present, any business may be transacted which could have been transacted at the meeting as originally called.

Section 6.  Resignation and Removal.  Any director of the Corporation may resign at any time by giving written notice to the Board of Directors.  Any such resignation is effective when the notice is delivered, unless the notice specifies a later effective date.  A Director may be removed either with or without cause, by two-thirds (2/3) of the vote of the shareholders at a special meeting called for that purpose.

Section 7. Vacancies.  Any vacancy in the Board of Directors occurring during the year may be filled for the unexpired portion of the term and until a successor is elected and qualified, either (a) at the next annual meeting of shareholders or at any special meeting of shareholders duly called for that purpose and held prior thereto or (b) by a majority of the remaining members of the Board provided there are not less than three (3) remaining members qualified to act.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 8.  Action by Board without a Meeting.  Any action permitted or required to be taken at a meeting of the Board of Directors may be taken without a meeting if one or more consents setting forth the action so taken, shall be executed by all of the directors, either before or after the action taken, and delivered to the Corporation.  Such consents may be set forth in a tangible written form, in an electronic transmission or in any other form then allowed under the Washington Business Corporation Act or other applicable law.  Action taken by consent is effective when the last director executes the consent, unless the consent specifies a later effective date.

Section 9.  Conference Telephone.  Meetings of the Board of Directors may be effectuated by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other during the meeting.  Participation by such means shall constitute presence in person at such meeting.

Section 10.  Presumption of Assent.  A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding it or transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director shall file a written dissent or abstention with the presiding officer of the meeting before its adjournment or shall forward such dissent by registered mail to the secretary of the Corporation immediately after adjournment of the meeting.  Such right to dissent shall not apply to a director who voted in favor of such action.

Section 11.  Board Committees.  The Board may designate one or more committees, each committee to consist of one or more of the directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.  The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.  Any committee established pursuant hereto, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation.  Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee.  Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business.  In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to these By-Laws.

ARTICLE IV
OFFICERS

Section 1.  Positions.  The officers of the Corporation may be a President, one or more Vice Presidents, a Secretary, and a Treasurer, as appointed by the Board.  Such other officers and assistant officers as may be necessary may be appointed by the Board of Directors or by a duly appointed officer to whom such authority has been delegated by Board resolution.  No officer need be a shareholder or a director of the Corporation.  Any two or more offices may be held by the same person.

Section 2.  Appointment and Term of Office.  The officers of the Corporation shall be appointed annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders.  If officers are not appointed at such meeting, such appointment shall occur as soon as possible thereafter.  Each officer shall hold office until a successor shall have been appointed and qualified or until said officer’s earlier death, resignation, or removal.

Section 3.  Powers and Duties.  If the Board of Directors appoints persons to fill the following officer positions, such officer shall have the powers and duties set forth below:

(a)           President.  The President shall be the chief executive officer of the Corporation and, subject to the direction and control of the Board of Directors, shall have general supervision of the business of the Corporation.  Unless a Chair of the Board of Directors has been elected and is present, the President shall preside at meetings of the Board of Directors.

The President, or any Vice President or such other person(s) as are specifically authorized by vote of the Board of Directors, shall sign all bonds, deeds, mortgages, and any other agreements, and such signature(s) shall be sufficient to bind the Corporation. The President shall perform such other duties as the Board of Directors shall designate.

(b)           Vice President.  During the absence or disability of the President, the Vice President (or in the event that there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors) shall exercise all functions of the President, except as limited by resolution of the Board of Directors.  Each Vice President shall have such powers and discharge such duties as may be assigned from time to time to such Vice President by the President or by the Board of Directors.

(c)           Secretary.  The Secretary shall: (i) prepare minutes of the directors’ and shareholders’ meetings and keep them in one or more books provided for that purpose; (ii) authenticate records of the Corporation; (iii) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (iv) be custodian of the corporate records and of the seal of the Corporation (if any), and affix the seal of the Corporation to all documents as may be required; (v) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (vi) sign with the President, or a Vice President, certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (vii) have general charge of the stock transfer books of the Corporation; and (viii) in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the President or by the Board of Directors.  In the Secretary’s absence, an Assistant Secretary shall perform the Secretary’s duties.

(d)           Treasurer.  The Treasurer shall be the custodian of the Corporation’s moneys and securities, shall account for the same, and shall have and exercise, under the supervision of the Board of Directors, all the powers and duties commonly incident to this office.

Section 4.  Resignation or Removal.  Any officer of the Corporation may resign at any time by giving notice to the Board of Directors in any manner and by any means permitted under the Washington Business Corporation Act.  Any such resignation is effective when the notice is delivered, unless the notice specifies a later date, and shall be without prejudice to the contract rights, if any, of such officer.

The Board of Directors, by majority vote of the entire Board of Directors, may remove any officer or agent appointed by it, with or without cause.  The removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5.  Vacancies.  If any office becomes vacant by any reason, the directors may appoint a successor or successors who shall hold office for the unexpired term.

ARTICLE V
CERTIFICATES OF SHARES AND THEIR TRANSFER

Section 1.  Issuance; Certificates of Shares.  No shares of the Corporation shall be issued unless authorized by the Board of Directors. Such authorization shall include the maximum number of shares to be issued, the consideration to be received, and a statement that the Board of Directors considers the consideration to be adequate.  Shares may but need not be represented by certificates.  Certificates for shares of the Corporation shall be in such form as is consistent with the provisions of the Washington Business Corporation Act and shall state (a) the name of the Corporation and that the Corporation is organized under the laws of the State of Washington, (b) the name of the person to whom issued and (c) the number and class of shares and the designation of the series, if any, which such certificate represents.  The certificate shall be signed by original or facsimile signature of two officers of the Corporation, and the seal of the Corporation may be affixed thereto.

Section 2.  Transfer of Stock.  Shares of stock may be transferred, and such transfers shall be made on the books of the Corporation, by delivery of the certificate accompanied by either an assignment in writing on the back of the certificate or by a written power of attorney to assign and transfer the same on the books of the Corporation, signed by the record holder of the certificate.

Section 3.  Loss or Destruction of Certificates.  In case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors shall prescribe.

ARTICLE VI
BOOKS AND RECORDS

Section 1.  Books of Accounts, Minutes, and Share Register.  The Corporation:

(a)           shall keep as permanent records minutes of all meetings of its shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors exercising the authority of the Board of Directors on behalf of the oration;

(b)           shall maintain appropriate accounting records;

(c)           or its agent shall maintain a record of its shareholders, in a form that permits preparation of a list of the names and addresses and electronic addresses for those shareholders who have consented to receipt of electronic notice pursuant to the Washington Business Corporation Act, of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each; and

(d)           shall keep a copy of the following records at its principal office:

(i)           The Articles or Restated Articles of Incorporation and all amendments to them currently in effect;

(ii)           The Bylaws or Restated Bylaws and all amendments to them currently in effect;

(iii)           The minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past three (3) years;

(iv)           Its financial statements for the past three (3) years, including balance sheets showing in reasonable detail the financial condition of the Corporation as of the close of each fiscal year, and an income statement showing the results of its operations during each fiscal year prepared on the basis of generally accepted accounting principles or, if not, prepared on a basis explained therein;

(v)           all written and electronic communications to shareholders generally within the past three (3) years;

(vi)           a list of the names and business addresses of its current directors and officers; and

(vii)           its most recent annual report delivered to the Secretary of State of Washington.

Section 2.  Copies of Resolutions.  Any person dealing with the Corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors or shareholders, when certified by the President or Secretary.

ARTICLE VII
INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Section 1.  Indemnification Rights of Directors, Officers, Employees and Agents.  The Corporation shall indemnify any person against liability arising out of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (each, a “Proceeding”), to which such person was made a party because the individual is or was a person serving as a director or officer of the Corporation, or serving as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, at the request of the Corporation (each, an “Indemnitee”), to the full extent permitted by applicable law as then in effect. The Corporation shall advance all expenses, including without limitation fees and expenses of counsel (collectively, “Expenses”), incurred by Indemnitees who are parties to a Proceeding in advance of final disposition of the Proceeding; provided, however, that the payment of such expenses in advance of the final disposition shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article or otherwise.

Section 2.  Burden of Proof and Procedure for Payment.

(a)           An Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the undertaking in (b) below has been tendered to the Corporation) and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled.

(b)           If a claim under this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a Proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its board of directors, its shareholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of Expenses to the Indemnitee is proper in the circumstances nor an actual determination by the Corporation (including its board of directors, its shareholders or independent legal counsel) that the Indemnitee is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the Indemnitee is not so entitled.

(c)           The right to indemnification and the payment of Expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 3.  Contract and Related Rights.

(a)           Contract Rights.  The right of an Indemnitee to indemnification and advancement of Expenses is a contract right upon which the Indemnitee shall be presumed to have relied in determining to serve or to continue to serve in his or her capacity with the Corporation.  Such right shall continue as long as the Indemnitee shall be subject to any possible Proceeding.  Any amendment to or repeal of this Article shall not adversely affect any right or protection of an Indemnitee with respect to any acts or omissions of such Indemnitee occurring prior to such amendment or repeal.

(b)           Optional Insurance, Contracts, and Funding.  The Corporation may:  (i) maintain insurance, at its expense, to protect itself and any Indemnitee against any liability, whether or not the Corporation would have power to indemnify the individual against the same liability under RCW 23B.08.510 or .520, or a successor statute; (ii) enter into contracts with any Indemnitee in furtherance of this Article and consistent with the Washington Business Corporation Act; and (iii) create a trust fund, grant a security interest, or use other means (including without limitation a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

(c)           Severability.  If any provision or application of this Article shall be invalid or unenforceable, the remainder of this Article and its remaining applications shall not be affected thereby, and shall continue in full force and effect.

Section 4.  Exceptions.  Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of these Bylaws to indemnify or advance Expenses to Indemnitee with respect to any Proceeding:

(a)           initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under these Bylaws or any other statute or law or as otherwise required under the statute; but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if the Board of Directors finds it to be appropriate.

(b)           instituted by Indemnitee to enforce or interpret these Bylaws, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous.

(c)           for which any of the Expenses for which indemnification is being sought have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Corporation.

(d)           if the Corporation is prohibited by the Washington Business Corporation Act or other applicable law as then in effect from paying such indemnification and/or advancement of Expenses.

ARTICLE VIII
AMENDMENT OF BYLAWS

Section 1.  By the Shareholders.  In accordance with the Washington Business Corporation Act and the Articles of Incorporation, these Bylaws may be amended or repealed at any regular or special meeting of the shareholders if notice of the proposed amendment is contained in the notice of the meeting.

Section 2.  By the Board of Directors.  In accordance with the Washington Business Corporation Act and the Articles of Incorporation, these Bylaws may be amended or repealed by the affirmative vote of a majority of the whole Board of Directors of any meeting of the Board, if notice of the proposed amendment is contained in the notice of the meeting.